BDO

BDO Seidman, LLP
Accountants and Consultants

One Sansome Street, Suite f100
San Francisco, California 94104-4430
Telephone: (415) 397-7900
Fax: (415) 397-2161

September 23, 1997

TO:          British Columbia Securities Commission
             1100 - 1865 Hornby Street
             Vancouver, BC V6Z 2H4

AND TO:      Vancouver Stock Exchange
             Stock Exchange Tower
             609 Granville Street
             Vancouver, BC V7Y 1H1

Dear Sirs:


We have reviewed the Notice of Change of Auditors of Forecross Corporation (the "Company") dated September 23rd, 1997 and confirm that, based on our knowledge of the information stated therein, we agree with the information contained in the Notice.

Sincerely,



s/BDO SEIDMAN, LLP